Exhibit 10.5

FORM OF RESTRICTED STOCK UNIT AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

H.B. FULLER COMPANY

RESTRICTED STOCK UNIT AWARD AGREEMENT
(Under the H.B. Fuller Company 2020 Master Incentive Plan)

THIS AGREEMENT, dated as of _______________, 20___, is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”), and ____________________, a non-employee director of the Company (the “Participant”).

WHEREAS, the Company, pursuant to the H.B. Fuller Company 2020 Master Incentive Plan (the “Plan”), wishes to award to the Participant Restricted Stock Units, representing the right to receive shares of common stock, par value $1.00 per share, of the Company (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Agreement and the Plan;

WHEREAS, the Participant’s rights to receive Shares of Common Stock hereunder are sometimes referred to as “Restricted Stock Units” in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto hereby agree as follows:

1.     Award of Restricted Stock Units. The Company, effective as of the date of this Agreement, hereby grants to the Participant an award of ______ Restricted Stock Units, each Restricted Stock Unit representing the right to receive one share of Common Stock on such date as set forth herein, plus an additional amount pursuant to Section 2(b) hereof, subject to the terms and conditions set forth in this Agreement.

2.     Rights of the Participant with Respect to the Restricted Stock Units.

(a)     No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle the Participant to any rights of a shareholder of Common Stock. The rights of the Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof.

(b)     Dividend Equivalents. As long as the Participant holds Restricted Stock Units granted pursuant to this Agreement on the applicable record date, the Company shall credit to the Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the total number of whole Restricted Stock Units and Additional Restricted Stock Units previously credited to the Participant under this Agreement multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units. The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units granted pursuant to this Agreement and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which the dividend equivalents were credited are forfeited.

(c)     Issuance of Shares; Conversion of Restricted Stock Units. No shares of Common Stock shall be issued to the Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 3 hereof, the Company shall promptly cause to be issued, in either certificated or uncertificated form, shares of Common Stock registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Restricted Stock Units and any Additional Restricted Stock Units and shall cause such certificated or uncertificated shares to be delivered to the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be. In no event shall issuance of shares occur more than ninety (90) days after the applicable vesting date. The value of any fractional Restricted Stock Unit shall be cancelled at the time certificated or uncertificated shares are delivered to the Participant in payment of the Restricted Stock Units and any Additional Restricted Stock Units.

3.     Vesting; Forfeiture.

(a)     Vesting. Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest in full, and the restrictions with respect to the Restricted Stock Units shall lapse, on the earlier of (i) _____________, or (ii) the date on which the director reaches the mandatory retirement age under the Company’s policy with respect to directors’ retirement from the Board of Directors, provided, in each case, that the Participant continuously serves as a director of the Company until the earliest of such dates.

(b)     Early Vesting. Notwithstanding the vesting provision contained in Section 3(a) above, but subject to the other terms and conditions set forth herein, upon the occurrence of a “Change in Control” (as defined below) or in the event of the Participant’s death or permanent disability (within the meaning of Section 409A(a)(2)(C)(i) of the Code), the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall become immediately vested in all of the Restricted Stock Units, and the restrictions with respect to the Restricted Stock Units shall lapse, as of the date of such Change in Control, death or permanent disability. Issuance of the shares shall be made as soon as administratively feasible (but in no event more than ninety (90) days) following the Participant’s death or permanent disability, as applicable. Such payment shall be made promptly following the date of the Change in Control.

(c)     Change in Control. For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(i)

a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of the Company then outstanding;

(ii)

the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(iii)

the approval of the shareholders of the Company, and consummation, of (i) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(iv)	a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company; and

(v)	the Participant incurs a Qualifying Termination of his/her position as director of the Company during the Protected Period.

For purposes of this Section 3(c), “voting power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized.

(d)     For the purposes of this Agreement, a “Qualifying Termination” shall mean a resignation of the Participant’s position as director of the Company.

(e)     For purposes of this Agreement, “Protected Period” means the 24-month period beginning on and immediately following each and every Change in Control.

(f)     Forfeiture. If the Participant ceases to serve as a director of the Company for any reason other than those set forth in Section 3(b) hereof prior to the vesting of the Restricted Stock Units pursuant to Section 3(b) hereof, the Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited, including the right to receive any Additional Restricted Stock Units.

4.     Restrictions on Transfer. The Restricted Stock Units shall not be transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of the Participant. Each right under this Agreement shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s legal representative. The Restricted Stock Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, alienated, attached or otherwise encumbered and any purported sale, assignment, transfer, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5.     Income Tax Matters. The Participant understands and agrees that the Company has not advised the Participant regarding the Participant's income tax liability in connection with the grant of Restricted Stock Units pursuant to this Agreement. The Participant further understands and agrees that he or she is responsible for consulting his or her own tax counsel on questions regarding his or her tax liability in connection with the grant of the Shares and upon the vesting of the Shares and any subsequent disposition of the Shares, and that the Participant is solely responsible for such tax liability.

6.     Securities Matters. No shares of Common Stock shall be issued pursuant to this Agreement prior to such time as counsel to the Company shall have determined that the issuance of such shares will not violate any securities or other laws, rules or regulations. The Company shall not be required to deliver any shares of Common Stock until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. In addition, the grant of these Restricted Stock Units and/or the delivery of any shares of Common Stock under this Agreement are subject to the Company’s Executive and Key Manager Compensation Clawback Policy and any other clawback policies the Company may adopt in the future to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or any other applicable law) and any applicable rules and regulations of the Securities and Exchange Commission or applicable stock exchange.

7.     Tax Consequences. The Participant agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimize the Participant’s tax liabilities. The Participant will not make any claim against the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from the Restricted Stock Units or the Participant’s other compensation.

8.     Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the Restricted Stock Units.

9.     General Provisions.

(a)     Interpretations. This Agreement is subject in all respects to the terms of the Plan. Terms used herein which are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.

(b)     Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(c)     Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed to be applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be so construed or amended without, in the determination of the Committee, materially altering the purpose or intent of this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

(d)     Venue and Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement. For purposes of any action, lawsuit or other proceedings brought to enforce the Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Ramsey County, Minnesota, or the federal courts for the United States for the District of Minnesota, and no other courts, where this grant is made and/or to be performed.

(e)     Consent to Collection/Processing/Transfer of Personal Data.  Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant’s personal Data (as defined below) and the collection, use, processing and transfer of such Data in relation to the Company’s grant of this award and the Participant’s participation in the Plan.  The collection, use, processing and transfer of the Participant’s Data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, use, processing and transfer of Data may affect the Participant’s participation in the Plan.  As such, the Participant hereby voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of Data as described in this paragraph.

(i)

The Company and the Participant hold certain personal information about the Participant, including the Participant’s name, home address, email address and telephone number, date of birth, social security number, passport number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all stock awards or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). Data may be provided by the Participant or collected, where lawful, from third parties, and Company will process Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

(ii)

Company and the Participant’s employer (if the Participant’s employer is not the Company) “Employer” will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and Company and the Employer may each further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan. As permitted by applicable personal data protection laws, if Company or the Employer becomes involved in a merger, acquisition, sale of assets, joint venture, securities offering, bankruptcy, reorganization, liquidation, dissolution, or other transaction or if the ownership of all or substantially all of Company or the Employer otherwise changes, Company or the Employer may transfer Data to a third party or parties in connection therewith.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

(iii)

The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of Data, (b) verify the content, origin and accuracy of Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Employer’s local HR manager or Company’s Human Resources Department. The Participant understands that he or she is providing the consent herein on a purely voluntary basis. If the Participant does not consent or later seeks to remove his or her consent, the Participant’s salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing his or her consent is that Company would not be able to grant the Participant Restricted Stock Units or other equity awards or participate in the Plan.

(iv)

Finally, the Participant understands that Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request that the Participant provide another data privacy consent or acknowledgment. If applicable and upon request of Company or the Employer, the Participant agrees to provide an executed acknowledgment or data privacy consent form (or any other acknowledgment, agreement or consent) to Company or the Employer that Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgment or consent requested by Company or the Employer.

(f)     Addendum. Notwithstanding the provisions of this Agreement, the award shall be subject to any special terms and conditions for the Participant’s country set forth in the Addendum to this Agreement. To the extent any provision in the Addendum is inconsistent with a provision in the body of this Agreement, the provision in the Addendum shall prevail. Moreover, if the Participant relocates to one of the countries included in the Addendum, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

H.B. FULLER COMPANY

By:

Participant

Date:

Addendum

This Addendum intentionally left blank.